EXHIBIT 10.6
APPLIED INDUSTRIAL TECHNOLOGIES, INC.
SUPPLEMENTAL DEFINED CONTRIBUTION PLAN
(Post-2004 Terms)\
WHEREAS, effective as of January 1, 1996, Bearings, Inc., the predecessor plan sponsor to Applied Industrial Technologies, Inc. (hereinafter referred to as the “Company”), established the Bearings, Inc. Supplemental Defined Contribution Plan, which is now known as the Applied Industrial Technologies, Inc. Supplemental Defined Contribution Plan (hereinafter referred to as the “Plan”), for a select group of its management employees; and
WHEREAS, in order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (hereinafter referred to as “Section 409A”) and to facilitate the administration of benefits under the Plan, the Plan is hereby bifurcated effective as of January 1, 2005 into two parts; namely, the first part which will consist of the Plan, as in effect on October 3, 2004, and which is hereby frozen and will not be modified except as permitted under Section 409A so as to preserve the grandfathered status of vested deferrals thereunder (hereinafter referred to as the “Frozen Terms”), and the second part which will consist of the post-2004 terms of the Plan, as amended effective January 1, 2005, for compliance with Section 409A (hereinafter referred to as the “Post-2004 Terms”); and
WHEREAS, Plan benefits earned or vested after December 31, 2004, and before the Plan was bifurcated, have been made and administered in good faith in accordance with the requirements of Section 409A;
NOW, THEREFORE, effective January 1, 2005, the Post-2004 Terms are hereinafter set forth.
ARTICLE I
DEFINITIONS
1.1.	Definitions. Except as otherwise required by the context, the terms used in the Plan shall have the meaning hereinafter set forth.
(1) The term “Addendum” shall mean shall mean the overriding provisions that are applicable to certain Participants in accordance with the provisions of Section 9.7, that constitute for all purposes a part of the Plan, and that in the event of conflict with any other provision of the Plan, are controlling.
(2) The term “Affiliate” shall mean any member of a controlled group of corporations (as determined under Section 414(b) of the Code) of which the Company is a member; any member of a group of trades or businesses under common control (as determined under Section 414(c) of the Code) with the Company; any member of an affiliated service group (as determined under Section 414(m) of the Code) of which the Company is a member; and any other entity which is required to be aggregated with the Company pursuant to the provisions of Section 414(o) of the Code.

(3) The term “Beneficiary” shall mean the person or persons who, in accordance with the provisions of Article VI, shall be entitled to receive distribution hereunder in the event a Participant dies before his interest under the Plan has been distributed to him in full.
(4) The term “Board” shall mean the Board of Directors of the Company.
(5) The term “Change in Control” shall mean a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company that constitutes a “change in control” under Section 409A.
(6) The term “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. Reference to a section of the Code shall include such section and any comparable section or sections of any future legislation that amends, supplements, or supersedes such section.
(7) The term “Company” shall mean Applied Industrial Technologies, Inc., its corporate successors, and the surviving corporation resulting from any merger of Applied Industrial Technologies, Inc. with any other corporation or corporations.
(8) The term “Committee” shall mean the Applied Industrial Technologies, Inc. Supplemental Defined Contribution Plan Committee (formerly the Bearings, Inc. Supplemental Defined Contribution Plan Committee) which shall be comprised of the same individuals who serve on the administrative committee for the Retirement Savings Plan and which shall administer the Plan in accordance with the provisions of Article VII.
(9) The term “Compensation” shall mean the total wages which are paid to a Participant during a Plan Year by an Employer for his services as an Employee while he is a Participant, including incentive compensation, commissions, bonuses, and elective contributions made on behalf of such Participant under the Plan or any other plan that are not includible in gross income under Sections 125 and 402(e)(3) of the Code, but excluding moving or educational reimbursement expenses, amounts deferred under any non-qualified deferred compensation program, amounts realized from the exercise of stock options, imputed income attributable to any fringe benefit, and any amounts received in lieu of benefits under a plan that meets the requirements of Section 125 of the Code.

(10) The term “Comprehensive Plan” shall mean the Applied Industrial Technologies, Inc. Deferred Compensation and Supplemental Benefit Plan (formerly known as the Bearings, Inc. Comprehensive Deferred Compensation and Supplemental Benefit Plan), as of January 1, 2005, and as may be amended from time to time.
(11) The term “Employee” shall mean an individual carried on and paid through the payroll of the Company as a common law employee.
(12) The term “Frozen Terms” shall mean the terms of the Plan as in effect on October 3, 2004, that govern pre-2005 contributions made under the Plan.
(13) The term “Fund” shall mean any of the funds that may be maintained for the investment of Plan assets as may be authorized by the Committee.
(14) The term “Participant” shall mean any Employee who participates in the Plan pursuant to Article II of the Plan.
(15) The term “Plan” shall mean the Applied Industrial Technologies, Inc. Supplemental Defined Contribution Plan which, effective as of January 1, 2005, shall consist of the Frozen Terms and the Post-2004 Terms and which is part of the Comprehensive Plan and is listed on Exhibit A attached thereto. References in the Post-2004 Terms to the “Plan” shall mean the Post-2004 Terms of the Plan, unless otherwise required by the context.
(16) The term “Plan Year” shall mean each calendar year beginning January 1 and ending December 31. The term “Plan Year” shall not be changed to a period that is not the calendar year unless appropriate changes are made to the Post-2004 Terms, including those regarding Participant elections, to conform with the requirements of Section 409A.
(17) The term “Post-2004 Terms” shall mean the terms of the Applied Industrial Technologies, Inc. Supplemental Excess Defined Contribution Plan effective January 1, 2005, which (i) govern benefits earned or vested after December 31, 2004, (ii) comply with the provisions of Section 409A, (iii) are set forth herein, and (iv) may be amended from time to time.
(18) The term “Retirement Savings Plan” shall mean the Applied Industrial Technologies, Inc. Retirement Savings Plan as of January 1, 2005, and as may be amended from time to time.
(19) The term “Section 409A” shall mean Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and rulings promulgated thereunder.

(20) The term “Separation from Service” shall mean the termination of employment of an Employee with the Company and all Affiliates for any reason other than death; provided, however, that an Employer-approved leave of absence shall not be considered a termination of employment if the leave does not exceed six (6) months or, if longer, so long as the Employee’s right to reemployment is provided either by statute or by contract. Notwithstanding the foregoing, whether or not an Employee has incurred a Separation from Service shall be determined in accordance with Section 409A.
(21) The term “Specified Employee” shall mean a “specified employee” within the meaning of Section 409A and pursuant to the specified employee procedure of the Company.
(22) The term “Supplemental 401(k) Contribution Account” shall mean the Account to which Supplemental 401(k) Contributions are credited in accordance with the provisions of Sections 3.1 and 4.1 of the Plan.
(23) The term “Supplemental 401(k) Contributions” shall mean the contributions credited to a Participant under the Plan pursuant to Section 3.1.
(24) The term “Trust” shall mean the trust maintained pursuant to the terms of the Applied Industrial Technologies, Inc. Supplemental Executive Retirement Benefits Trust.
(25) The term “Unforeseeable Emergency” shall be defined and determined in accordance with the provisions of Section 409A, which include a severe financial hardship of a Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or the Participant’s dependent (as defined in Section 152 of the Code (without regard to Sections 152(b)(1), (b)(2), and (d)(1)(B) of the Code); a loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to the home by natural disaster not otherwise covered by insurance); or other similar or extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.
(26) The term “Valuation Date” shall mean each business day of each calendar month.
(27) The term “Years of Vesting Service” shall mean service credited to a Participant under the provisions of Section 3.4.
1.2 Construction. Where necessary or appropriate to the meaning hereof, the singular shall be deemed to include the plural, the plural to include the singular, the masculine to include the feminine, and the feminine to include the masculine.

ARTICLE II
ELIGIBILITY FOR PLAN PARTICIPATION
Any select management and highly compensated Employee of the Company (i) who is determined to be highly compensated pursuant to procedures established by the Company and whose contributions under the Retirement Savings Plan are limited by the provisions of Section 401(a)(17), 401(k), 401(m), 402(g), or 415 of the Code, and (ii) who was participating in the Plan on December 31, 2004, shall continue to participate in the Plan under the Post-2004 Terms. The Plan, including the Post-2004 Terms, is intended to benefit only a select group of executive management and highly compensated executive employees within the meaning of Sections 201(2) and 301(a)(3) of ERISA.
ARTICLE III
SUPPLEMENTAL 401(k) CONTRIBUTIONS
The Supplemental 401(k) Contribution Account of each Participant shall be credited with Supplemental 401(k) Contributions equal to the amount deferred from his Compensation in accordance with a completed Compensation reduction authorization in effect on December 31 of the prior Plan Year with respect to the Post-2004 Terms pursuant to procedures established by the Company. Such Compensation reduction authorization may be revised with respect to future Supplemental 401(k) Contributions as of any December 31 of a Plan Year.
ARTICLE IV
ESTABLISHMENT AND ADMINISTRATION OF SUPPLEMENTAL 401(K) CONTRIBUTION ACCOUNTS
4.1 Establishment of Supplemental 401(k) Contribution Accounts. Beginning with the Plan Year commencing January 1, 2005, each Participant shall have a Supplemental 401(k) Contribution Account established under the Post-2004 Terms in his name which shall reflect the Supplemental 401(k) Contributions credited to him pursuant to Article III and any adjustment thereto pursuant to Section 4.2.
4.2 Adjustment of Supplemental 401(k) Contribution Accounts. The Supplemental 401(k) Contribution Account of a Participant under the Post-2004 Terms shall be adjusted as of each Valuation Date to reflect the deemed investment of such Supplemental 401(k) Contribution Accounts in the Funds as determined by the Committee.
4.3 Investment Elections for Supplemental 401(k) Contributions. Each Participant, upon becoming a Participant under the Plan in accordance with the provisions of Article II, shall make an investment election directing the manner in which his Supplemental 401(k) Contributions shall be deemed to be invested in the Funds. The investment election of a Participant shall specify a combination, which in the aggregate equals 100 percent and conforms with procedures prescribed by the Company, indicating in which Funds his Supplemental 401(k) Contributions shall be deemed to be invested. The investment option so elected by a Participant shall remain in effect until he changes his investment election pursuant to Section 4.4 or receives distribution of his Supplemental 401(k) Contribution Account.

4.4 Investment Change of Future Supplemental 401(k) Contributions. Each Participant may elect to change the manner in which contributions credited to his Supplemental 401(k) Contribution Account are to be deemed invested. Any such change in the investment election of a Participant with respect to his Supplemental 401(k) Contributions shall specify a combination among the Funds which in the aggregate equals 100 percent. Such election shall be made in the manner specified by the Company and in accordance with procedures prescribed by the Company. The investment option so elected by a Participant shall remain in effect until he makes another election change with respect to future contributions in accordance with the provisions of the Plan. Any such election which directs a change in an investment election heretofore in effect shall become effective in accordance with procedures prescribed by the Company. Amounts credited to the Supplemental 401(k) Contribution Account of such Participant as of any date prior to the date on which such change is to become effective shall not be affected by any such change.
4.5 Election to Transfer Invested Past Supplemental 401(k) Contributions. Subject to any procedures adopted by the Company, a Participant may elect to have the balance of his Supplemental 401(k) Contribution Account transferred from the Fund or Funds in which it is deemed invested to one or more of the other Funds. Any such election shall be made in accordance with procedures prescribed by the Company. Upon receipt of such election, the Company shall cause the transfer of such amount as of the effective date of the election of the Participant from the Fund or Funds in which it is deemed invested to the Fund or Funds so elected and designated by the Participant.
ARTICLE V
DISTRIBUTION
5.1 Distribution Upon Separation from Service. Unless elected otherwise as provided in Sections 5.2, 5.3, and 5.5 the entire balance credited to a Participant’s Supplemental 401(k) Contribution Account under the Post-2004 Terms shall be distributed to such Participant or his Beneficiary in a single cash payment determined as of the most recent Valuation Date within 60 days after such Participant’s Separation from Service; provided, however, that in the event a Participant is a Specified Employee, such Participant shall receive payment of his Supplemental 401(k) Contribution Account under the Post-2004 Terms on the first day of the seventh month following his Separation from Service.
5.2 Distribution Elections of Participants. Each Participant shall have the opportunity to file an election with respect to the form and time of his Supplemental 401(k) Contributions under the Plan in accordance with the requirements of Section 409A. Subject to the provisions of Sections 5.3, such election shall specify a lump sum payment or substantially equal annual installment payments, not to exceed three years. Except in the case of a Specified Employee whose distribution shall be subject to the six-month delay rule under Section 5.1 and made on the first day of the seventh month following his Separation from Service, the initial annual installment payment shall be made within the 30-day period following the specified payment date and any remaining annual installment shall be made on the first day of the succeeding calendar years after the calendar year in which the first installment payment is made to the Participant. The election of the distribution with respect to a Participant’s Supplemental 401(k) Account shall be made by the Participant on a form provided by the Company and filed with the Company on or before the December 31 that immediately precedes the Plan Year in which he is first eligible to participate in the Plan or the date permitted under Section 5.5. Such election shall continue in effect unless a subsequent election is filed pursuant to the provisions of Section 5.3.

5.3 Changes to Distribution Elections. Subject to the Company’s consent, a Participant may elect to delay payment or to change the form of payment of his Supplemental 401(k) Contribution Account if all the following conditions are met:
(i) Such election will not take effect until at least twelve (12) months after the date on which the election is made; and
(ii) The payment with respect to which such election is made is deferred for a period of not less than five years from the date such payment would otherwise be made;
(iii) Any election for a “specified time” (or pursuant to a fixed schedule) within the meaning of Section 409A(a)(2)(A)(iv) of the Code, may not be made less than twelve (12) months prior to the date of the first scheduled payment; and
(iv) Any change in the form and/or timing of an election must provide for a consistent time and form of payment with respect to the Participant’s entire Supplemental 401(k) Contribution Account.
To the extent permitted under Section 409A, installment payments shall be treated as a single payment.
5.4 No Acceleration. Except as permitted under Section 409A, no acceleration of the time or form of payment of a Participant’s Supplemental 401(k) Contribution Account under the Post-2004 Terms shall be permitted.
5.5 Special Transition Elections. During 2005, 2006, 2007 and 2008, a Participant may make elections to receive payment of his Supplemental 401(k) Contribution Account without complying with the requirements of Section 5.2; provided, however, that any such election shall only be effective if it does not accelerate a payment to be made, or defer a payment from being made, in the year in which such election is made; and provided further, that the last such election shall continue in effect for future Plan Years unless subsequent elections pursuant to provisions of Section 5.2 are made.

5.6 Payment upon Change in Control. Notwithstanding any provision of the Post-2004 Terms to the contrary, to the extent permitted under Section 409A, upon a Change in Control, the balance of the Supplemental 401(k) Contribution Accounts of Participants under the Post-2004 Terms shall be paid to Participants within 15 days following the Change in Control.
5.7 Distributions Upon Death. Upon the death of a Participant (including a Participant who is a Specified Employee), the balance of his Supplemental 401(k) Contribution Accounts shall be paid to his Beneficiary in a single sum pursuant to the provisions of Article VI.
5.8 Emergency Distribution. Upon the written request of a Participant and the showing of an Unforeseeable Emergency, the Committee may, upon its determination that such an emergency exists, direct that an amount of such Participant’s Deferral Account be paid to him. The amount that can be paid shall not exceed the amount necessary to satisfy the Unforeseeable Emergency, plus an amount necessary to pay taxes reasonably anticipated because of such distribution, after taking into account the extent to which such emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation would not itself cause severe financial hardship). Payment shall be made within 30 days of the Committee’s determination that an Unforeseeable Emergency exists.
5.9 Taxes. In the event any taxes are required by law to be withheld or paid from any payments made pursuant to the Plan, the Company shall cause the withholding of such amounts from such payments and shall transmit the withheld amounts to the appropriate taxing authority. In addition, it is the intention of the Company that benefits credited to a Participant under the Plan shall not be included in the gross income of the Participants or their Beneficiaries until such time as benefits are distributed under the provisions of the Plan. If, at any time, it is determined that benefits under the Plan are currently taxable to a Participant or his Beneficiary, the amounts credited to the Participant’s Supplemental 401(k) Account which become so taxable shall be distributable immediately to him; provided, however, that in no event shall amounts so payable to a Participant exceed the value of his Supplemental 401(k) Contribution Account. Moreover, if the Post-2004 Terms fail to meet the requirements of Section 409A with respect to a Participant, the Company shall distribute the amount required to be included in such Participant’s gross income as a result of such failure within 60 days of the Company’s determination of such compliance failure.
5.10 Rules. Subject to the provisions of Section 409A, the Committee may from time to time adopt additional policies or rules governing the manner in which distributions are made from the Plan so that the Plan can be administered and comply with Section 409A.
ARTICLE VI
BENEFICIARIES
In the event a Participant dies before his interest under the Plan in his Supplemental 401(k) Contribution Account has been distributed in full, any remaining interest shall be distributed in a single sum pursuant to Article V to his Beneficiary, who shall be the person designated as such in writing by the Participant in the form and manner specified by the Company. In the event a Participant does not designate a Beneficiary or his designated Beneficiary does not survive him, his beneficiary under the Retirement Savings Plan shall be his Beneficiary for Plan purposes.

ARTICLE VII
ADMINISTRATIVE PROVISIONS
7.1 Administration. The Plan shall be administered by the Company in a manner that is generally consistent with the administration of the Retirement Savings Plan, as from time to time amended, except that the Plan shall be administered as an unfunded plan not intended to meet the qualification requirements of Section 401 of the Code.
7.2 Powers and Authorities of the Committee. The Company shall have full power and authority to interpret, construe and administer the Plan and its interpretations and construction hereof, and actions hereunder, including the timing, form, amount or recipient of any payment to be made hereunder, shall be binding and conclusive on all persons for all purposes. The Company may delegate any of its powers, authorities, or responsibilities for the operation and administration of the Plan to any person or to the Committee so designated in writing by it and may employ such attorneys, agents, and accountants as it may deem necessary or advisable to assist it in carrying out its duties hereunder. No member of the Committee shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan unless attributable to his own willful misconduct or lack of good faith. Members of the Committee shall not participate in any action or determination regarding their own benefits, if any, payable under the Plan.
7.3 Indemnification. In addition to whatever rights of indemnification a member of the Committee, or any other person or persons to whom any power, authority, or responsibility is delegated pursuant to Section 7.2, may be entitled under the articles of incorporation, regulations, or by-laws of the Company, under any provision of law, or under any other agreement, the Company shall satisfy any liability actually and reasonably incurred by any such member or such other person or persons, including expenses, attorneys’ fees, judgments, fines, and amounts paid in settlement, in connection with any threatened, pending, or completed action, suit, or proceeding which is related to the exercise or failure to exercise by such member or such other person or persons of any of the powers, authority, responsibilities, or discretion provided under the Plan.
ARTICLE VIII
AMENDMENT AND TERMINATION
The Company may amend, modify, suspend or terminate (individually or in the aggregate, a “Change”) the Plan for any purpose or extend the Plan to any Affiliate by action of the Plans Administration Committee, except that: (i) no Change shall adversely affect any Participant who is receiving supplemental benefits under the Plan or whose Supplemental 401(k) Contribution Account are credited with any contributions thereto, unless an equivalent benefit is otherwise provided under another plan or program sponsored by the Company or any of its subsidiaries; (ii) following a Change in Control, the terms and conditions of deferrals under the Plan may not be changed to the detriment of any Participant without such Participant’s written consent; and (iii) no distribution of Supplemental 401(k) Contribution Account subject to the Post-2004 Terms shall occur unless the requirements of Section 409A have been met.

ARTICLE IX
MISCELLANEOUS
9.1 Non-Alienation of Benefits. No benefit under the Plan shall at any time be subject in any manner to alienation or encumbrance. If any Participant or Beneficiary shall attempt to, or shall, alienate or in any way encumber his benefits under the Plan, or any part thereof, or if by reason of his bankruptcy or other event happening at any time any such benefits would otherwise be received by anyone else or would not be enjoyed by him, his interest in all such benefits shall automatically terminate and the same shall be held or applied to or for the benefit of such person, his spouse, children, or other dependents as the Board may select.
9.2 Payment of Benefits to Others. If any Participant or Beneficiary to whom a benefit is payable is unable to care for his affairs because of illness or accident, any payment due (unless prior claim therefor shall have been made by a duly qualified guardian or other legal representative) may be paid to the spouse, parent, brother, or sister, or any other individual deemed by the Board to be maintaining or responsible for the maintenance of such person. Any payment made in accordance with the provisions of this Section 9.2 shall be a complete discharge of any liability of the Plan with respect to the benefit so paid.
9.3 Plan Non-Contractual. Nothing herein contained shall be construed as a commitment or agreement on the part of any person employed by the Company to continue his employment with the Company, and nothing herein contained shall be construed as a commitment on the part of the Company to continue the employment or the annual rate of compensation of any such person for any period, and all Participants shall remain subject to discharge to the same extent as if the Plan had never been established.
9.4 Funding. The Company may cause Plan benefits to be paid from the Trust, which is a grantor trust that provides for full funding of Plan benefits in the event of a potential change in control or a change in control. Subject to the provisions of the trust agreement governing such trust fund, the obligation of the Company under the Plan to provide a Participant or a Beneficiary with a benefit constitutes the unsecured promise of the Company to make payments as provided herein, and no person shall have any interest in, or a lien or prior claim upon, any property of the Company.
9.5 Claims of Other Persons. The provisions of the Plan shall in no event be construed as giving any person, firm or corporation any legal or equitable right as against the Company, its officers, employees, or directors, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.

9.6 Section 409A. Notwithstanding any provision to the contrary in the Plan, nothing shall restrict the Company’s right to amend the Plan, without the consent of Participants and without additional consideration to affected Participants, to the extent necessary to avoid taxation, penalties, and/or interest arising under Section 409A, even if such amendments reduce, restrict, or eliminate rights granted thereunder before such amendments. Although the Company shall use its best efforts to avoid the imposition of taxation, penalties, and/or interest under Section 409A, tax treatment of deferrals and other credits under the Plan is not warranted or guaranteed. If, at any time, it is determined that amounts deferred pursuant to the Plan are currently taxable to a Participant or his Beneficiary under Section 409A, the amounts credited to such Participant’s Supplemental 401(k) Contribution Account which become so taxable shall be distributed immediately to him; provided, however, that in no event shall amounts so payable under the Plan to a Participant exceed the value of his Supplemental 401(k) Contribution Account. Notwithstanding the foregoing, the Company, any Affiliate, or any delegate shall not be held liable for any taxes, penalties, interest or other monetary amount owed by any Participant, Beneficiary, or other person as a result of the deferral or payment of any amounts under the Plan or as a result of the administration of amounts subject to the Plan.
9.7 Addenda. Addenda shall for all purposes constitute part of the Plan and, in the event of conflict with any other provision of the Plan, shall control. Moreover, in the event that it is deemed necessary to accommodate any transition of coverage under other benefit plans to coverage under the Plan with respect to certain groups of Employees, an Addendum setting forth special overriding provisions applicable to such Employees may be added to the Plan.
9.8 Severability. The invalidity or unenforceability of any particular provision of the Plan shall not affect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted herefrom.
9.9 Governing Law. The provisions of the Plan shall be governed and construed in accordance with the laws of the State of Ohio.
Executed at Cleveland, Ohio, this 29 day of December, 2008.

APPLIED INDUSTRIAL TECHNOLOGIES, INC.

By:	/s/ Michael L. Coticchia Title: Vice President

By:	/s/ Fred D. Bauer Title: Vice President

ADDENDUM A
ADDITIONAL DEFERRALS FOR AREA VICE PRESIDENTS
A.1 General. This Addendum A provides for additional deferrals under the Post-2004 Terms for Area Vice Presidents. All provisions of the Plan, however, shall be applicable to deferrals made pursuant to this Addendum A.
A.2 Additional Deferrals. Each Area Vice President who becomes a Participant under the Post-2004 Terms shall be eligible to make a deferral of his incentive pay and/or his base salary instead of deferrals of his Compensation under the Post-2004 Terms. Any election of such a deferral and the distribution thereof shall be subject to the provisions of the Post-2004 Terms.